Wildeboer Rand Thomson Apps & Dellelce, LLP
BARRISTERS & SOLICITORS

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TORONTO, ONTARIO
M5X 1A9

D R A F T

November , 2001

Radiant Energy Corporation
40 Centre Drive
Orchard Park, New York 14127-4102

Ladies and Gentlemen:

Re:       Offering of Transferable Rights to Subscribe for Series B Redeemable Convertible
             Debentures in the total principal amount of up to US$9,351,100

We have acted as Canadian counsel to Radiant Energy Corporation (the “Company”), a Canadian corporation, in connection with the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the Company’s (i) transferable subscription rights (the “Rights”), (ii) up to $9,351,100 total principal amount of Series B Redeemable Convertible Debentures (the “Debentures”), and (iii) up to 10,753,765 common shares without par value (the “Common Shares”) issuable upon conversion of the Debentures. The Debentures are to be issued pursua nt to a trust indenture (the “Indenture”) between the Company and The Trust Company of Bank of Montreal, as trustee (the “Trustee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In connection with the opinions express below, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photocopies or facsimiles thereof and the authenticity of originals of such certified, conformed or photocopies or facsimiles, (iv) the legal capacity for all purposes relevant hereto of all natural persons, and (v) with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are valid, binding and enforceable obligations of such parties.

We have also assumed that, at or prior to the time of the delivery of any Rights or Debentures (i) there shall not have occurred any change in law affecting the validity or enforceability of the Rights or the Debentures, as the case may be, and (ii) neither the issuance and delivery of any Rights, Debentures or Common Shares to be issued and delivered subsequent to the date hereof, nor the compliance by the Company with the terms of the Rights, Debentures or Common Shares will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions hereinafter expressed are subject to the following qualifications, exceptions and limitations:

(a)	We are members of the Bar of the Province of Ontario and are not admitted to practice in any other jurisdiction, nor are we nor do we purport to be experts on the laws of any other jurisdiction. The opinions expressed herein are rendered solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)	We express no opinion as to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). Without limiting the generality of the foregoing:

(i)	the rights of the Trustee to exercise the unilateral and unfettered discretions set forth in the Indenture will not prevent an Ontario court from requiring such discretions to be exercised reasonably and in good faith; and

(ii)	a certificate, determination, notification or opinion of the Trustee as to any matter provided for in the Indenture may be held by an Ontario court not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of manifest error.

(c)	The enforceability of any judgment arising out of or in connection with the Indenture may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, moratorium or other laws affecting creditors’ rights generally.

(d)	We express no opinion as to any specific remedy that may be granted, imposed or rendered (including equitable remedies such as specific performance and injunction).

(e)	A judgment of an Ontario court may only be awarded in Canadian currency. That judgment may be based on a rate of exchange determined in accordance with section 121 of the Courts of Justice Act (Ontario), which rate of exchange may be the rate in existence on a day other than the day of payment of such judgment.

(f)	The provisions for the payment of interest under the Indenture may not be enforceable if those provisions provide for the receipt of interest by the holders of Debentures at a “criminal rate” within the meaning of section 347 of the Criminal Code (Canada).

(g)	We express no opinion as to the enforceability of any provision of the Indenture which (i) purports to sever any provision that is invalid or unenforceable under applicable law without affecting the validity or enforceability of the remainder of the Indenture since such a provision may only be enforceable in the discretion of the court, or (ii) states that amendments or waivers of or with respect thereto that are not in writing will not be effective.

On the basis of the foregoing, we are of the opinion that:

1.        The Rights, when issued in accordance with the terms of the Rights Offering (as defined in the Registration Statement), will be validly created and issued.

2.         When the Indenture to be entered into in connection with the issuance of the Debentures has been duly executed and delivered by the Company and the Trustee and the Debentures have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Debentures will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

3.        When issued upon conversion of any Debentures, the Common Shares will be duly authorized, validly issued, fully-paid and non-assessable and the issuance of such Common Shares will not be subject to any pre-emptive right under applicable laws of Canada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the prospectus.

This opinion is rendered to you solely in connection with the above matter and may not be relied upon by you for any other purpose.

Yours truly,